Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF TRISALUS LIFE SCIENCES, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of TriSalus Life Sciences, Inc., a Delaware corporation (the “Corporation”), by the Second Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.0001 per share, and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of preferred stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of preferred stock as set forth in this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (this “Certificate of Designations”). This Certificate of Designations will be effective as of August 10, 2023.

Section 1. Number of Shares and Designation. 5,000,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Series A Convertible Preferred Stock (the “Preferred Stock”). The number of shares of Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued preferred stock) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

Section 2. Rank. Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Stock shall, with respect to payment of dividends, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior to the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and any other class or series of equity securities of the Corporation, hereafter created, that by its terms does not expressly rank senior to, or on parity with, the Preferred Stock as to payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as “Junior Securities”), (ii) rank junior to any class or series of equity securities of the Corporation, hereafter created without violation of this Certificate of Designations, that by its terms expressly ranks senior to the Preferred Stock as to payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as “Senior Securities”), and (iii) rank on parity with any class or series of equity securities of the Corporation, hereafter created without violation of this Certificate of Designations, that expressly provides that it ranks pari passu with the Preferred Stock as to payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Section 3. Definitions.

(a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“10-Day VWAP” means the average of the daily VWAP of the Common Stock for each Trading Day in the ten (10)-Trading Day period immediately prior to, but excluding, the applicable determination date.

“Accrued Dividend Fundamental Transaction Shares” has the meaning set forth in Section 7(g)(i).

“Accrued Dividends” means, as of any date, with respect to any share of Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii) but that have not been paid as of such date.

“Actual Dividend PIK Payment Shares” has the meaning set forth in Section 4(a)(iii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Alternate Consideration” has the meaning set forth in Section 7(g).

“Annual Dividend Payment Date” means August 10 of each year (each, an “Anniversary Date”), commencing on the first Anniversary Date immediately following the Original Issuance Date; provided, that if any such Anniversary Date is not a Business Day then the “Annual Dividend Payment Date” shall be the next Business Day immediately following such Anniversary Date.

“Annual Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).

“Annual Dividends” has the meaning set forth in Section 4(a)(ii).

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Capital Stock shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by law to be closed in New York City, New York.

“Buy-In” has the meaning set forth in Section 6(b)(vi).

“By-laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Certificate of Designations” has the meaning set forth in the preamble.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(iv).

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(b)(iii).

“Conversion Notice” has the meaning set forth in Section 6(b)(i).

“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 7.

“Conversion Right” has the meaning set forth in Section 6(a)(i).

“Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Corporation” has the meaning set forth in the preamble.

“DGCL” has the meaning set forth in the preamble.

“Dividend PIK Amount” has the meaning set forth in Section 4(a)(iii).

“Dividend Rate” has the meaning set forth in Section 4(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Ex-Date” means, when used with respect to any distribution, the first date on which the Common Stock or other securities in question do not have the right to receive the distribution giving rise to an adjustment to the Conversion Price.

“Floor Price” means an amount equal to $2.10, as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Common Stock.

“Fundamental Transaction” means, at any time while the Preferred Stock is outstanding, any transaction whereby:

(i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition (including in connection with any Liquidation) of all or substantially all of its assets in one or a series of related transactions;

(iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock;

(iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or

(v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

“Fundamental Transaction Date” has the meaning set forth in Section 7(g).

“Holder” means, at any time, any Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Initial Conversion Price” means with respect to each share of Preferred Stock, $10.00 per share.

“Issuance Date” means, with respect to a share of Preferred Stock, the date of issuance of such share of Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each share of Preferred Stock, $10.00 per share, as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Preferred Stock.

“NASDAQ” means The Nasdaq Stock Market LLC (or its successor).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issuance Date” means August 10, 2023.

“Parity Securities” has the meaning set forth in Section 2.

“Participating Dividends” has the meaning set forth in Section 4(a)(i).

“Payment Period” means, with respect to a share of Preferred Stock, the period beginning on the day after the preceding Annual Dividend Payment Date (or if no Annual Dividend Payment Date has occurred since the Issuance Date of such share of Preferred Stock, the Issuance Date) to and including the next Annual Dividend Payment Date; provided that, for the purpose of determining the amount of Accrued Dividends for any Payment Period, the Payment Period shall be calculated based on the actual number of days elapsed during such Payment Period on either an actual 365-or 366-day year, as applicable.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Preferred Stock” has the meaning set forth in Section 1.

“Register” means the securities register maintained in respect of the Preferred Stock by the Transfer Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2.

“Share Delivery Date” has the meaning set forth in Section 6(b)(ii).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Threshold Amount” means 19.90% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to an applicable Conversion Notice.

“Trading Day” means a day on which the NASDAQ is open for the transaction of business.

“Transfer Agent” means, Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, with a mailing address of 1 State Street 30th Floor, New York, NY 10004 and an email address of cstmail@continentalstock.com and any successor transfer agent of the Corporation.

“VWAP” means, for any date, if the Common Stock is then listed or quoted on the NASDAQ (or its successor) or another U.S. national securities exchange, the per share daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the NASDAQ (or its successor) or another U.S. national securities exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or if such volume weighted average price is unavailable, the market price of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for this purpose by the Corporation).

(b) In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) the word “including” shall be deemed to be followed by the words “without limitation”;

(iii) references to “$” or “dollars” means the lawful coin or currency the United States of America; and

(iv) references to “Section” are references to Sections of this Certificate of Designations.

Section 4. Dividends.

(a) Holders of the issued and outstanding shares of Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for the payment of dividends, dividends on the terms described below:

(i) Holders of shares of Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the shares of Common Stock (other than dividends paid in the form of Common Stock, Convertible Securities or Options) as if immediately prior to each Common Stock Dividend Record Date, all shares of Preferred Stock then outstanding were converted into shares of Common Stock. Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Preferred Stock.

(ii) In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, subject to Section 4(c), if, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor, on each Annual Dividend Payment Date for the applicable Payment Period or Payment Periods dividends on each outstanding share of Preferred Stock (the “Annual Dividends”) at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.00% of the Liquidation Preference per share of Preferred Stock (the “Dividend Rate”), payable in accordance with Section 4(a)(iii) below. Subject to Section 4(c), Annual Dividends shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends and shall be payable annually in arrears, if, as and when so authorized and declared by the Board of Directors, on each Annual Dividend Payment Date, commencing on the first Annual Dividend Payment Date following the Issuance Date of such share. Accrued Dividends, to the extent unpaid, shall in all cases be payable upon a Liquidation pursuant to Section 5, upon a conversion of the Preferred Stock following a Fundamental Transaction pursuant to Section 7(g)(i), or upon any conversion of the Preferred Stock pursuant to Section 6(a)(i) or Section 6(a)(ii). Annual Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward).

(iii) The Annual Dividends may, at the option of the Corporation in its sole discretion, be paid (A) in cash, (B) by delivery of shares of Common Stock, or (C) by delivery of any combination of cash and shares of Common Stock; provided that, if the Corporation elects to pay all or any part of the total amount of an Annual Dividend in shares of Common Stock (such amount with respect to any Annual Dividend Payment Date, the “Dividend PIK Amount”), the number of shares of Common Stock to be delivered shall be determined by dividing the Dividend PIK Amount by the 10-Day VWAP with respect to such Annual Dividend Payment Date; provided that, where the Corporation has determined in its sole discretion to pay a Dividend PIK Amount, if the 10-Day VWAP with respect to such Annual Dividend Payment Date is less than the Floor Price, (A) the number of shares of Common Stock that are permitted to be delivered in partial payment of the Dividend PIK Amount (the “Actual Dividend PIK Payment Shares”) shall be calculated by dividing (v) the Dividend PIK Amount by (w) the Floor Price and (B) the portion of the Annual Dividend that is not paid by delivery of the Actual Dividend PIK Payment Shares shall be payable in cash, which amount shall be calculated as (x) the total Dividend PIK Amount less (y)(i) the product of the Actual Dividend PIK Payment Shares multiplied by (ii) the 10-Day VWAP.

(iv) Each Participating Dividend or Annual Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend or Annual Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the Close of Business on the record date designated by the Board of Directors for such dividends, which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (ii) with respect to Annual Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Annual Dividend Payment Date (such date, an “Annual Dividend Payment Record Date”).

(b) Without the consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities (other than repurchases, redemptions or acquisitions of shares of Junior Securities with respect to equity awards (including in connection with “cashless” or “net” exercises of Options, payment of the exercise or purchase price of Options, or to satisfy tax withholding obligations due as a result of the exercise of Options or delivery of equity awards) under any equity incentive plan or similar arrangements of the Corporation or its Subsidiaries) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including for this purpose the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Preferred Stock), (B) immediately after the taking of such action, the Corporation, in its good faith judgment, would be able to pay all of its debts (including the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Preferred Stock) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable law.

(c) If the Fundamental Transaction Date or Conversion Date of any share of Preferred Stock is after an Annual Dividend Payment Record Date for a declared Annual Dividend on the Preferred Stock but occurs on or prior to the next Annual Dividend Payment Date, then the Holder of such share at the Close of Business on such Annual Dividend Payment Record Date will be entitled, notwithstanding the related Fundamental Transaction or conversion, as applicable, to receive, on or, at the Corporation’s election, before such Annual Dividend Payment Date, such declared Annual Dividend on such share. Except as provided in this Section 4(c), Annual Dividends on any share of Preferred Stock will cease to accumulate from and after the Fundamental Transaction Date or Conversion Date, as applicable.

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to stockholders of the Corporation, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including the Common Stock, for such Holder’s shares of Preferred Stock in an amount equal to the greater of (i) the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such shares as of the date of the Liquidation, and (ii) the amount such Holder would have received had such shares of Preferred Stock, immediately prior to such Liquidation, been converted into shares of Common Stock pursuant to Section 6, without regard to any of the limitations on conversion or convertibility contained therein.

(b) In the event the assets of the Corporation available for distribution to stockholders of the Corporation upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets, capital stock or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of the Corporation) nor the merger, consolidation, share exchange, statutory exchange or any other business combination transaction of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Conversion.

(a) Conversion of Preferred Stock.

(i) Optional Conversion. Subject to and in accordance with the provisions of this Section 6, each Holder of shares of Preferred Stock shall have the right, at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock (the “Conversion Right” and such shares of Common Stock are sometimes referred to hereinafter as, the “Conversion Shares”) by providing the Corporation, with the Conversion Notice (as defined in Section 6(b)(i) below). Upon a Holder’s election to exercise its Conversion Right pursuant to the Conversion Notice, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of Conversion Shares equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) if the Corporation has not otherwise paid the Accrued Dividends to the Holder, the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.

(ii) Automatic Conversion. On the four year anniversary of the Original Issuance Date, all then outstanding shares of Preferred Stock shall automatically convert into fully paid and non-assessable shares of Common Stock, with each share of Preferred Stock automatically converted into such number of shares of Common Stock equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) if the Corporation has not otherwise paid the Accrued Dividends to the Holder, the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.

(iii) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock subject to conversion is held by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Conversion Date on all shares of Preferred Stock so subject for which the Corporation has not otherwise paid such Accrued Dividends. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the 10-Day VWAP of a share of Common Stock determined on the Conversion Date.

(iv) Reservation of Shares. The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 100% of the number of shares of Common Stock then issuable upon conversion of all then outstanding shares of Preferred Stock. The Corporation shall take all action permitted by applicable law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that the Corporation shall, if permitted by the rules of the NASDAQ, at its sole expense, cause to be authorized for listing or quotation on the NASDAQ, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its reasonable best efforts to ensure that such Common Stock may be issued without violation of any applicable law or regulation.

(b) Mechanics of Conversion.

(i) The Conversion Right of a Holder of Preferred Stock shall be exercised by the Holder by delivering written notice to the Corporation, substantially in the form attached hereto as Annex A, that the Holder elects to convert all or a portion of the shares of Preferred Stock held by such Holder (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent, duly executed by the Holder or its legal representative.

(ii) As promptly as practicable after the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 10(a), if applicable, and in no event later than three (3) Trading Days thereafter (the “Share Delivery Date”), the Corporation shall instruct the Transfer Agent to update the Register to reflect the shares of Common Stock held by such Holder as a result of such conversion and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(iii).

(iii) The conversion of any share of Preferred Stock shall be deemed to have been made in connection with any exercise of the Conversion Right at the Close of Business on the date of giving the Conversion Notice (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Annual Dividends and participate in Participating Dividends pursuant to Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 8.

(iv) Corporation’s Obligations to Issue Common Stock. Subject to Section 6(c), the Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of shares of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

(v) Failure to Deliver Shares of Common Stock upon Conversion of Shares of Preferred Stock. If, in the case of any Conversion Notice, the Conversion Shares to be issued in connection with the Conversion Right are not delivered to the applicable Holder by the Share Delivery Date, in addition to any other rights herein, the Holder shall be entitled to elect by written notice to the Transfer Agent, on behalf of the Corporation, at any time on or before its receipt of such Conversion Shares, to rescind such Conversion Notice, in which event the Corporation shall promptly return to the Holder any certificated Preferred Stock delivered to the Corporation and the Holder shall promptly return to the Corporation any Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

(vi) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(b)(ii) (other than a failure caused by incorrect or incomplete information provided by the Holder to the Corporation and which the Corporation promptly provides written notice to the Holder of), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(c) NASDAQ Conversion Limits; Solicitation of Stockholder Approval. Notwithstanding Section 6(a) of this Certificate of Designations, the Corporation shall not be required to issue any shares of Common Stock to a given Holder upon conversion by such Holder (or its assigns) of any shares of Preferred Stock to the extent (and only to the extent) that such conversion would result in a given Holder (including its predecessors-in-interest) beneficially owning a number of shares of Common Stock in excess of the applicable Threshold Amount that has not been approved by the Corporation’s stockholders (including at any special meeting of the Corporation’s stockholders) in accordance with the stockholder approval requirements of NASDAQ Marketplace Rule 5635 (or any equivalent rule or requirement of the applicable exchange or automated quotation system on which the Common Stock is then listed or quoted). In the event that any proposed conversion would be restricted by the foregoing limitation, the Corporation shall use reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals, in order that the Corporation may thereafter validly and legally issue such shares of Common Stock to the given Holder or Holder(s) in compliance with the applicable listing standards of NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed).

Section 7. Adjustments to Conversion Price.

(a) Adjustments to Conversion Price. Except as provided in Section 7(d), the Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding at the Close of Business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding at the Close of Business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this Section 7(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this Section 7(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Other Distributions. If the Corporation distributes to all holders of shares of Common Stock, any Convertible Securities or Options or any other assets for which there is no corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i) (which excludes, for the avoidance of doubt, any distribution of cash or non-cash property for which there is a corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i)), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV

SP0

Where,

SP0 = the 10-Day VWAP of a share of Common Stock determined on the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined (i) by the good faith determination of the Board of Directors or (ii) if, within five (5) Business Days following notice from the Corporation of the value determined by the Board of Directors pursuant to clause (i), the Holders of a majority of the outstanding shares of Preferred Stock object in good faith to such determination, then the fair market value will be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) is reasonably acceptable to Holders of a majority of the outstanding shares of Preferred Stock; provided, that such value, whether determined pursuant to the foregoing clause (i) or (ii), shall not for the purposes hereof in any event be equal to or greater than the 10-Day VWAP of a share of Common Stock determined on such date.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the fifteenth (15th) Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth (15th) Trading Day by the following fraction:

MP0

MP0 + MPs

Where,

MP0 = (i) if the Common Stock is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the 10-Day VWAP of a share of Common Stock determined on the eleventh (11th) Trading Day following the effective date of such distribution, or (ii) if the Common Stock is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the 10-Day VWAP of a share of Common Stock on the effective date of such distribution.

MPs = (i) if the capital stock or equity interests distributed to the holders of shares of Common Stock are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, an amount equal to the product of (x) the number of shares of such capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock and (y) the 10-Day VWAP of such capital stock or equity interests on the eleventh (11th) Trading Day following the effective date of such distribution, or (ii) if such capital stock or equity interests are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the 10-Day VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on the effective date of such distribution (after giving effect to such distribution).

In the event that such distribution described in this Section 7(a)(iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such distribution, to the Conversion Price that would then be in effect if such distribution had not been declared.

(iv) Automatic Adjustment Upon Reset Dates. The Conversion Price will automatically reset upon each of the eighteen (18) month and forty-seven (47) month anniversaries of the Original Issuance Date to be equal to the lower of (x) the then-current Conversion Price and (y) the higher of (A) the Floor Price or (B) the 10-Day VWAP of the Common Stock determined as of the date of such reset. Notwithstanding the foregoing, there shall be no automatic resets of the Conversion Price pursuant to this Section 7(a)(iv) following a Fundamental Transaction Date.

(b) Other Adjustments.

(i) The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 7, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.

(ii) If the Corporation takes any action affecting the Common Stock, other than an action described in Section 7(a), which upon a determination by the Board of Directors, in its good faith discretion (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL), would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by applicable law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(c) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 7(a) or Section 7(b) shall occur.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 7(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(e) Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 7(a) or Section 7(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 7(a) or Section 7(b), taking into account the one cent threshold set forth in Section 7(d); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 7(a) (but only if the action of the type described in Section 7(a) would result in an adjustment to the Conversion Price), or Section 7(g) (but only if the action of the type described in Section 7(g) would result in a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Preferred Stock or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 7(a) or Section 7(b), taking into account the one cent threshold set forth in Section 7(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 7(a) or Section 7(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

(f) Certain Adjustment Rules. If an adjustment in the Conversion Price made pursuant to Section 7(a)(iv) would reduce the Conversion Price to an amount below the Floor Price, then such adjustment in Conversion Price shall only reduce the Conversion Price to the Floor Price. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 7, the Corporation shall use its reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Preferred Stock in compliance with the applicable listing standards of NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed).

(g) Fundamental Transactions.

(i) Subject to applicable law and the last sentence of this Section 7(g)(i), upon the occurrence of any Fundamental Transaction (the date of such occurrence, a “Fundamental Transaction Date”), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, (i) the number of shares of Common Stock of the Corporation (if it is the surviving entity), or (ii) common stock of the successor or acquiring corporation (if it is the surviving entity), as well as any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock (including, for avoidance of doubt, the number of shares of Common Stock in respect of any Accrued Dividends to the extent unpaid as of the Fundamental Transaction Date, calculated as the quotient of (A) such Accrued Dividends divided by (B) the Conversion Price in effect immediately prior to such Fundamental Transaction, the “Accrued Dividend Fundamental Transaction Shares”) for which the Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, if holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the securities, cash or property it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. Notwithstanding the foregoing and for the avoidance of doubt, for any transaction that constitutes a Fundamental Transaction under clauses (iii) or (v) of the definition of Fundamental Transaction where the Corporation is the surviving entity, upon any conversion of the Preferred Stock subsequent to such Fundamental Transaction, the Holder shall be entitled to receive only (y) the number of shares of Common Stock of the Corporation for which the Preferred Stock is convertible immediately prior to such Fundamental Transaction, plus (z) the Accrued Dividend Fundamental Transaction Shares.

(ii) if the Corporation is not the surviving company in any Fundamental Transaction or will be dissolved in connection with a Fundamental Transaction, the Corporation shall cause, as a condition to the closing of such transaction, any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designations in accordance with the provisions of this Section 7(g) prior to the consummation of such Fundamental Transaction and shall deliver to the Holders in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) and any Alternate Consideration equivalent to the shares of Common Stock (including any Accrued Dividend Fundamental Transaction Shares) receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to the consummation of such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock and any Alternate Consideration (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock and any Alternate Consideration, such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, to the extent necessary to effectuate the foregoing provisions, the Successor Entity shall file a new Certificate of Designations with the same terms and conditions or, if applicable, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Corporation herein.

Section 8. Voting Rights.

(a) General. The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder, for each share of Preferred Stock held by such Holder as of the record date for the determination of stockholders entitled to vote on such matters, shall be entitled to 1.07 votes (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Preferred Stock), or, if no such record date is established, each Holder, for each share of Preferred Stock held by such Holder as of the date such vote is taken or any written consent of stockholders is solicited, shall be entitled to 1.07 votes (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Preferred Stock). The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.

(b) Class Voting Rights. So long as any shares of Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class:

(i) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation or this Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Preferred Stock as to affect them adversely;

(ii) authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities;

(iii) increase the authorized number of shares of Preferred Stock; or

(iv) enter into any agreement with respect to the foregoing.

(c) The consent or votes required in Section 8(b) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Certificate of Incorporation or the By-laws. Each Holder of shares of Preferred Stock will have one vote per share on any matter on which Holders of shares of Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

Section 9. Transfer Agent.

The Corporation shall appoint a Transfer Agent and remove its Transfer Agent in accordance with the agreement between the Corporation and such Transfer Agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders. When a Holder requests to register the transfer of shares of Preferred Stock, the Corporation or the Transfer Agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met.

Section 10. Miscellaneous.

(a) Taxes. The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued or delivered are registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b) Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Preferred Stock against impairment as set forth in this Certificate of Designations.

(c) Status of Shares. Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 8, designated as part of a particular series of Preferred Stock by the Board of Directors.

(d) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 6272 W. 91st Avenue, Westminster, CO 80031, Attention: Chief Financial Officer, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.

(e) Severability. If any right, preference or limitation of the Preferred Stock set forth in this Certificate of Designations (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(f) Other Rights. Except as expressly provided in any agreement between a Holder and the Corporation, the shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(g) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(h) Effectiveness. This Certificate of Designations shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 10th day of August, 2023.

TRISALUS LIFE SCIENCES, INC.

By:	/s/ Christopher C. Dewey
Name:	Christopher C. Dewey
Title:	Chief Executive Officer

[Signature Page to the Certificate of Designations]

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO

CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of TRISALUS LIFE SCIENCES, INC., a Delaware corporation, according to the conditions hereof, as of the date written below.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________________________

Number of shares of Series A Preferred Stock owned prior to Conversion: ____________________________________

Number of shares of Series A Preferred Stock to be Converted: ____________________________________________

Number of shares of Common Stock to be Issued: ______________________________________________________

Applicable Conversion Price: _____________________________________________________________________

Number of shares of Series A Preferred Stock subsequent to Conversion: ____________________________________

[Holder]

By:
Name:
Title: